Exhibit 99.3

ON Semiconductor Corporation

and Semiconductor Components Industries, LLC
Offer to Exchange Their
12% Senior Secured Notes due 2008,
which have been registered under the Securities Act of 1933, as amended, for any and all Outstanding
12% Senior Secured Notes due 2008

To:	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      Upon and subject to the terms and conditions set forth in the Prospectus, dated                     , 2002 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), an offer (the “Exchange Offer”) to exchange registered 12% Senior Secured Notes due 2008 (the “Exchange Notes”) for any and all outstanding 12% Senior Secured Notes due 2008 (the “Initial Notes”) (CUSIP No. 682188AA5 for Initial Notes offered and sold in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and CUSIP No. U6830AAA5 for Initial Notes offered and sold pursuant to Regulation S under the Securities Act) is being made pursuant to such Prospectus. The Exchange Offer is being made in order to satisfy certain obligations of ON Semiconductor Corporation and Semiconductor Components Industries, LLC (together, the “Issuers”) and the Issuers’ domestic subsidiaries (each a “Guarantor” and collectively, the “Guarantors”) contained in the Registration Rights Agreement, dated as of May 6, 2002, between the Issuers, the Guarantors, Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc.

      We are requesting that you contact your clients for whom you hold Initial Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Initial Notes registered in your name or in the name of your nominee, or who hold Initial Notes registered in their own names, we are enclosing the following documents:

1. Prospectus dated , 2002;

2. The Letter of Transmittal for your use and for the information of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Initial Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the expiration date of the Exchange Offer or if the procedure for book-entry transfer cannot be completed on a timely basis; and

4. A form of letter which may be sent to your clients for whose account you hold Initial Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

      Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2002 (30 calendar days following the commencement of the Exchange Offer), unless extended by the Issuers. Initial Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the expiration date for the Exchange Offer.

      To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal, with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Initial Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

      If holders of Initial Notes wish to tender, but it is impracticable for them to forward their certificates for Initial Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

      Additional copies of the enclosed material may be obtained from the Exchange Agent, Wells Fargo Bank Minnesota, National Association, 213 Court Street, Suite 703, Middletown, Connecticut 06457, telephone: (860) 704-6217, Attention: Joseph O’Donnell.

ON SEMICONDUCTOR CORPORATION
SEMICONDUCTOR COMPONENTS
INDUSTRIES, LLC

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